Exhibit 99.1

The First Bancshares, Inc. Announces the Acquisition of Iberville Bank and Gulf Coast Community Bank

HATTIESBURG, Miss.--(BUSINESS WIRE)--January 3, 2017--The First Bancshares, Inc. (NASDAQ: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) announced today that it has acquired Gulf Coast Community Bank, based in Pensacola, FL and Iberville Bank, based in Plaquemine, LA.

The First Bancshares President and CEO Hoppy Cole said: “We are pleased to welcome the customers and staff of both Iberville Bank and Gulf Coast Community Bank to our team. We are excited about the opportunities that these mergers will create. The combination of Iberville Bank, Gulf Coast Community Bank and The First will create a community bank focused on its local markets with the products, services and lending capacity of a $1.6 billion dollar organization.”

The acquisitions announced today represent a continued expansion of The First Bancshares strategy to build a regional community bank across the Gulf South.

The transactions will open a new market for the Company, adding five locations in Pensacola Florida and will significantly increase the Companies market presence in Central Louisiana with 10 new locations in the Baton Rouge area.

The First will now serve clients in MS, LA, AL and FL with 48 locations and will grow to $1.6 billion in total assets and $1.3 billion in total deposits.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Miss., is the parent company of The First, A National Banking Association. Founded in 1996 near Hattiesburg, Mississippi, The First has grown rapidly through south Mississippi, south Alabama and Louisiana providing services competitive to those found at larger regional banks. The Company’s stock is traded on Nasdaq Global Market under the symbol FBMS. Information is available on the Company’s website www.thefirstbank.com.

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and its subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

CONTACT:
The First Bancshares, Inc.
M. Ray “Hoppy” Cole, CEO, 601-268-8998
or
DeeDee Lowery, CFO, 601-268-8998